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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our opinion in the Registration Statement filed in the Pre-Effective Amendment No. 2 to Form N-1A by XD Fund Trust of our report dated January 10, 2024 relating to our audit of the Financial Statements of XD Treasury Money Market Fund, a series of XD Fund Trust, as of and for the period ended December 27, 2023, and to the references to our Firm in the Pre-Effective Amendment No. 2 to Form N-1A.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 17, 2024

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529